F:\brown\KHB\LEASES\Industrial\3455-85 Commercial\Pools Press.3.wpd

LEASE

THIS LEASE (this "**Lease**") between 3455-85 Commercial LLC ("Landlord") , and Pools Press, Inc. ("Tenant") is dated as of April 25, 2011. In consideration of the rents, covenants and agreements hereinafter set forth, Landlord and Tenant enter into the following agreements:

1. **Basic Lease Information, Definitions and Exhibits**.

(A) Premises: The west half containing approximately 13,000 square feet including that part of the dock wall covered by the roof ("Premises") in the industrial building commonly known as 3455-3485 Commercial Avenue, Northbrook, Illinois ("Building"). The Building and the land and the driveways, parking facilities, loading dock areas, roadways, and similar improvements and easements associated with the land or the operation of the Building are collectively referred to as the Project.

(B) Term: Five (5) years commencing June 1, 2011 (the "Commencement Date") and ending May 31, 2016 ("Expiration Date").

(C) Permitted Use: General industrial/warehouse use for the purpose of receiving, storing, shipping, and selling (but limited to wholesale sales) products, materials, and merchandise that Tenant makes or distributes.

(D) Basic Rent:

Lease Year	Annual Rent	Monthly Rent
1	96,000	8,000.00
2 and 3	99,000	8,250.00
4 and 5	102,000	8,500.00

Additional Rent: Tenant's Proportionate Share of Operating Costs, Taxes and Insurance Costs (collectively "Additional Rent")

(E) Security Deposit: $8,000

(F) Tenant's Proportionate Share: 50%

(G) Notices:
Tenant: Pools Press, Inc.
3485 Commercial Avenue
Northbrook, IL 60062

Landlord: 3455-85 Commercial LLC
2201 Waukegan Road - Suite 250
Bannockburn, Illinois 60015
Attn: Mr. Gerald Blumberg

(H) Exhibits.

The exhibits identified below and attached to this Lease are incorporated herein by this reference. If any conflict exists between any Basic Lease Information and the Lease, the Lease controls.

Appendix A: Definitions
Exhibit A: Rules and Regulations

2. **Lease Grant**. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Term. Additionally, subject to the terms of this Lease and the rules and regulations that Landlord establishes from time to time, Tenant shall have a non-exclusive license to use, in common with others, all driveways, loading dock areas, roadways, rail tracks, and other improvements that Landlord designates from time to time as common areas for the common use and enjoyment of all tenants and occupants of the Project.

3. **Tender of Possession**. Tenant is currently in possession of the Premises. Landlord has made no promise to alter, remodel, or improve the Premises or the Building and no representation respecting the condition thereof to Tenant.

4. **Condition of Premises**. Landlord has made no promise to alter, remodel, or improve the Premises and no representation respecting the condition of the Premises to Tenant. Tenant is continuing to occupy the Premises, is fully familiar with its physical condition, and accepts the Premises in its then present condition "AS IS" and "WHERE IS" as of the date of this Lease with no express or implied warranties. By continuing to occupy the Premises, Tenant shall be deemed to have accepted the Premises in its condition as of the date of occupancy.

5. **Rent**.

a. **Payment**. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction, or set off, by cash or good and sufficient immediately payable funds, at Landlord's address provided for in the Basic Lease Information or as otherwise specified by Landlord. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant must pay Basic Rent monthly in advance. Tenant must pay the first monthly installment of Basic Rent contemporaneously with the execution of this Lease. Tenant must pay all subsequent installments of Basic Rent on the first day of each month beginning on the first day of the second full calendar month of the Term. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Basic Rent, monthly payments of estimated Operating Costs, Insurance Costs, and Taxes, and any other amounts payable on a monthly basis shall be

prorated on a per diem basis for those partial calendar months. If the Basic Rent is scheduled to increase other than on the first day of a calendar month, the amount for that month shall be prorated on a per diem basis to reflect the number of days of that month at the then current and increased rates, respectively. If the Term commences other than on January 1, or ends other than on December 31, Tenant's obligation to pay amounts towards actual Taxes, Insurance Costs, and Operating Expenses for the first or final calendar years shall be prorated on a per diem basis to reflect the portion of those years included in the Term.

b. **Operating Costs, Insurance Costs, and Taxes**.

(1) Tenant shall pay to Landlord Tenant's Proportionate Share of the annual Operating Costs, Insurance Costs, and Taxes in the manner set forth below.

(2) Landlord may make a good faith estimate of Tenant's Proportionate Share of Operating Costs, Insurance Costs, and Taxes for any full or partial calendar year during the Term. If Landlord does so, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to one month's worth of the estimated Tenant's Proportionate Share of Operating Costs, Insurance Costs, and Taxes for that full or partial calendar year. From time to time, Landlord may re-estimate the amount of Tenant's Proportionate Share of Operating Costs, Insurance Costs, and Taxes and deliver a copy of the new estimate to Tenant. Upon receipt of a new estimate, Tenant's monthly installments of Tenant's Proportionate Share of Operating Costs, Insurance Costs, and Taxes shall be appropriately adjusted in accordance with the new estimate so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant's Proportionate Share of Operating Costs, Insurance Costs, and Taxes as estimated by Landlord.

6. **Delinquent Payment; Handling Charges**. Basic Rent, Additional Rent, and all other amounts that Tenant must pay under the Lease shall at all times be deemed Rent and the failure to pay the same shall be treated in all events as the failure to pay Rent. All past due payments of Rent shall bear interest from the date due until paid at the Default Rate. Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of $250.00 or 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency. The charges under this Section 6 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, will be deemed reduced so that they do not exceed the maximum lawful rate of interest. Service charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

7. **Security Deposit**. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which Landlord will hold to secure Tenant's performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default. Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform under this Lease. If Landlord uses any portion of the Security Deposit to satisfy Tenant's obligations,

Tenant shall pay to Landlord on demand the amount needed to restore the Security Deposit to its original amount. If Tenant has performed all of its obligations under this Lease, Landlord shall, within 30 days after the Term ends, return to Tenant the unapplied portion of the Security Deposit. No interest will be paid on the Security Deposit, and Landlord may commingle it with other funds. If Landlord transfers its interest in the Premises, and the transferee assumes Landlord's obligations under this Lease, Landlord shall assign the Security Deposit to the transferee, and Landlord shall have no further liability with respect to the Security Deposit.

8. **Landlord's Maintenance Obligations**. This Lease is intended to be a net lease. Accordingly, Landlord's maintenance obligations are limited to the replacement of the Building's Structure. Landlord will not be responsible for alterations to the Building's Structure required by applicable law because of Tenant's use of the Premises (which alterations shall be Tenant's responsibility). The Building's Structure does not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which Tenant shall maintain. Landlord's liability for any defects, repairs, replacement, or maintenance for which Landlord is specifically responsible under this Lease is limited to the cost of performing the work. Additionally, Landlord shall maintain the parking areas and other common areas of the Building, including driveways, alleys, landscaping and grounds surrounding the Premises, and utility lines in a good condition, consistent with the operation of a bulk warehouse/industrial facility. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section8, and Landlord shall not be responsible for performing the work until Landlord receives that notice. Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations under this Lease. Notwithstanding the foregoing, it is agreed that Tenant and the adjoining tenant in the Building have assumed responsibility for snow removal and the landscaping maintenance and the cost thereof is paid directly by the Tenant and the adjoining tenant.

9. **Improvements; Alterations; Tenant's Maintenance and Repair Obligations**.

a. **Improvements; Alterations**. Tenant must not make or cause to be made any alterations or physical additions in or to the Premises or paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without Landlord's prior written consent. Landlord may withhold its consent in its sole discretion if the alteration or addition would, in Landlord's reasonable opinion, adversely affect the Building's Structure or the Building's Systems, the exterior appearance of the Building, the appearance of the Building's common areas, or the provision of services to other Building occupants. Otherwise, Landlord will not unreasonably withhold its consent. If approved, Tenant shall construct, maintain, and use all alterations, additions, and improvements at its risk and expense, in accordance with all Laws and plans and specifications which have been previously submitted to and approved in writing by Landlord. Landlord's consent to or approval of any alterations, additions, or improvements (or the plans for them) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that they comply with sound architectural or engineering practices or with any Laws, and Tenant shall be solely responsible for ensuring that compliance.

b. **Repairs; Maintenance**. Tenant shall maintain the Premises, including the loading areas and dock and loading dock equipment in connection with the Premises, in a clean, safe, and operable condition, and shall not permit any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace, and maintain in good condition and in accordance with all Laws and the equipment manufacturer's suggested service programs, all portions of the Premises, Tenant's Off-Premises Equipment, and all areas, improvements, and systems exclusively serving the Premises including loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, "levellors" and similar leveling equipment, the Building's Systems serving the Premises, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls. Tenant's repair and replacement obligation includes capital expenditures and repairs whose benefit may extend beyond the Term. During the term of this Lease, Tenant agrees to employ a suitable contractor to perform Tenant's obligations for maintenance of the Building's Systems serving the Premises and a suitable contractor to perform Tenant's obligations for maintenance of all fire protection systems within the Premises. Such maintenance shall include periodic inspections and cleaning of the Building's Systems and at least semi-annual inspections and cleanings of any other units and systems, together with such adjustments and servicing as each such inspection discloses to be required and, in addition, all repairs, testing and servicing as shall be necessary or reasonably required by Landlord or Landlord's insurance underwriter. A suitable contractor shall be one who is reliable and capable of performing Tenant's obligations hereunder and approved by Landlord. No later than 14 days before the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all items that Tenant is required to maintain are then in good repair and condition and have been maintained in accordance with this Section 9. Landlord may perform Tenant's maintenance obligations at Tenant's cost. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make repairs or replacements within 30 days after the occurrence of damage, then Landlord may do so at Tenant's cost. If any damage occurs outside of the Premises, then Landlord may elect to repair it at Tenant's expense, rather than having Tenant repair it. Tenant will pay to Landlord the cost of all maintenance, repair, or replacement work performed by Landlord under this Section 9 within 30 days after Tenant receives an invoice from Landlord.

c. **Performance of Work**. All work described in this Section 9 shall be performed by contractors and subcontractors that Landlord approves in writing. At Landlord's election, all work that could affect the Building's Structure or the Building's Systems will be performed by Landlord's usual contractor for that work. All work affecting the roof of the Building must be performed by Landlord's roofing contractor, and will not be permitted if it would void or reduce the warranty on the roof. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, as additional insureds against the risks, in the amounts, and with the companies that Landlord requires. Tenant shall provide Landlord with the identities, mailing addresses, and telephone numbers of all persons performing work or supplying materials before beginning the work, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All

work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building or the Building's Systems.

d. **Mechanic's Liens**. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic's liens to be filed against the Premises for the Project in connection with any work. Upon completion of any work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors, and materialmen who performed work or furnished materials for the work. If a lien is filed, then Tenant shall, within 10 days after Landlord has delivered notice of the filing of the lien to Tenant (or sooner if necessary to prevent the forfeiture of the Premises, the Project, or any interest of Landlord in the Project, or the imposition of a civil or criminal fine), either pay the amount of the lien and cause the lien to be released of record, or diligently contest the lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to take either action in a timely manner, then Landlord may pay the lien claim, and Tenant must pay to Landlord any amounts Landlord pays, including expenses and interest, within 10 days after Landlord delivers an invoice for those amounts to Tenant. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (and not a relationship of "owner-contractor," "owner-agent," or other similar relationship). Accordingly, all materialmen, contractors, artisans, mechanics, laborers, and other persons contracting with Tenant, any contractor, or subcontractor of Tenant, or any other Tenant Party for the furnishing of labor, services, materials, supplies, or equipment with respect to any portion of the Premises, are charged with notice that they look exclusively to Tenant to obtain payment. Nothing in this Lease shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project, or Landlord's interest in the Project due to any work performed by or for Tenant or deemed to give any contractor, subcontractor, or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of the work. Tenant shall indemnify and defend Landlord and its agents and representatives against all losses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

e. **Janitorial Services**. Tenant, at its sole expense, shall provide its own janitorial services to the Premises. Tenant shall store all trash and garbage within the area and in receptacles designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time. If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with this Lease, Landlord, in addition to any other rights and remedies available to it, may provide those services, and Tenant shall pay to Landlord the cost of those services, plus an administrative fee equal to 15% of the cost, within 10 days after Landlord delivers to Tenant an invoice for those services.

10. **Utilities**. Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges, and other utilities and services used at the Premises, together with all taxes, penalties, surcharges, connection charges, maintenance charges, and other charges pertaining to Tenant's use of the Premises. Landlord may, at Tenant's expense, separately meter and bill

Tenant directly for its use of any utility service. To the extent any utility service for the Premises is sub metered, Landlord or its designee will read the meter, and Tenant shall pay to Landlord, within 30 days after receipt of an invoice, the cost of the service based on rates charged for that service by the utility company furnishing it, including all fuel adjustment charges, demand charges, and taxes. To the extent that any utility is not separately metered or sub metered, Landlord shall, using its good-faith, reasonable judgment, allocate the expenses for that utility among the existing tenants of the Project based upon density, usage, and other factors in Landlord's reasonable judgment, and Tenant will pay Tenant's Proportionate Share as part of Operating Costs. Tenant, at its expense, shall obtain all utility services for the Premises (other than a utility that is sub metered or otherwise provided to the Premises by Landlord), including making all applications, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and no interruption or failure of utility service shall be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations under this Lease.

11. **Use**. Tenant shall continuously occupy and use the Premises only for the Permitted Use. Tenant shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. Tenant will not overload the Building's Structure or the Building's Systems, create any nuisance, or unreasonably interfere with other tenants or Landlord in its management of the Building. Tenant shall not use or permit the use of the Premises for anything that is disreputable, creates extraordinary fire hazards, results in an increased rate of insurance on the Building or its contents, or to store Hazardous Materials (except as provided in Section 27). Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord's prior written consent. If, because of a Tenant Party's acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then those acts shall be an Event of Default, Tenant shall pay to Landlord the amount of the increase on demand, and acceptance of that payment shall not waive any of Landlord's other rights.

12. **Assignment and Subletting**.

a. **Transfers**. Subject to Section 12(h), except for Permitted Transfers, which Tenant may make without the consent of Landlord, Tenant shall not, without the prior written consent of Landlord, Transfer this Lease or any estate or interest in the Lease or the Premises.

b. **Consent Standards**. If no Event of Default exists and the proposed transferee (i) is creditworthy, (ii) will use the Premises for the Permitted Use and not in any manner that would conflict with any exclusive use agreement with any other tenant of the Building or Complex, (iii) will not use the Premises, Building, or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building, or Project, (iv) is not a governmental entity, or subdivision or agency of a governmental entity, and (v) is not a person or entity with whom Landlord is then, or has been within the six-month period before the time Tenant seeks to Transfer, negotiating to lease space in the Building or Complex, or any Affiliate of any such person or entity, then Landlord will not unreasonably withhold its consent to a proposed Transfer. In all other cases, Landlord may withhold its consent in its sole discretion.

c. **Request for Consent**. If Tenant requests Landlord's consent to a Transfer, then, at least 30 days before the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: (i) name and address; (ii) reasonably satisfactory information about its business and business history; (iii) its proposed use of the Premises; (iv) banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Concurrently with Tenant's notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord's expenses in reviewing the request. Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys' fees incurred in connection with considering any request for consent to a Transfer.

d. **Conditions to Consent**. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement expressly assuming Tenant's obligations under this Lease. If, however, the Transfer is for less than all of the space in the Premises or the Term, the transferee shall be liable for only those obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from the transferee all rents becoming due to Tenant and apply those rents against Rent. Tenant authorizes its transferees to pay rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed Transfer.

e. **Attornment by Subtenants**. Each sublease by Tenant shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate. Each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry, or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title, and interest of Tenant, as sublandlord, under the sublease, and the subtenant shall, at Landlord's option, attorney to Landlord pursuant to the then executory provisions of the sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under the sublease, (ii) subject to any counterclaim, offset, or defense that the subtenant has against Tenant, (iii) bound by any previous modification of the sublease not approved by Landlord in writing or by any rent or additional rent or advance rent that the subtenant paid for more than the current month to Tenant, and all of that rent shall remain due and owing, despite the advance payment, (iv) bound by any security or advance rental deposit made by the subtenant which is not delivered or paid over to Landlord and with respect to which the subtenant shall look solely to Tenant for refund or reimbursement, or (v) obligated to perform any work in the subleased space or to prepare it for occupancy. The subtenant shall execute and deliver to Landlord all instruments Landlord requests to evidence and confirm the attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises, to have agreed to be bound by the terms and conditions set forth

in this Section 12(e). The provisions of this Section 12(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

f. **Cancellation**. Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to a Transfer, cancel this Lease as to the portion of the Premises proposed to be Transferred as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease that portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

g. **Additional Compensation**. Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for a Transfer, less Tenant's reasonable actual out-of-pocket costs to unaffiliated third parties (i.e, brokerage commissions and tenant finish work) in connection with the Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (ii) the Rent allocable to the portion of the Premises covered by the Transfer.

h. **Permitted Transfers**. Tenant shall notify Landlord at least 15 days before any Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant under this Lease, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant under this Lease. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Complex, Landlord, or other tenants of the Building or Complex. No later than 10 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (i) copies of the instrument effecting the Permitted Transfer, (ii) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any Permitted Transfer, and (iii) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section12.

13. **Insurance; Waivers; Subrogation; Indemnity**.

a. **Tenant's Insurance**. Effective as of the earlier of the date Tenant enters or occupies the Premises and the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (i) commercial general liability insurance, with a contractual liability endorsement covering Tenant's indemnity obligations under this Lease, and including builder's risk insurance at all times Tenant is performing any Work in the Premises, and with limits of not less than $3,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use) per occurrence, and naming Landlord as additional insureds; (ii) workers'compensation insurance as required by statute, and employer's liability insurance, and (iii) "all-risk" property damage insurance covering

Tenant's inventory, personal property, business records, furniture, floor coverings, fixtures and equipment, and all alterations and improvements installed by Tenant for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, explosion, business interruption, and water damage of any type, including sprinkler leakage, bursting, and stoppage of pipes, naming Landlord and Landlord's Mortgagee as additional loss payees as their interests may appear. All insurance required under this Section 13 shall be provided by responsible insurers rated at least A and 8 in the then current edition of Best's Insurance Guide and shall be licensed in the State of Illinois and reasonably acceptable to Landlord. Tenant's commercial general liability insurance shall include endorsements to include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service, or consumption of alcoholic beverages). Tenant's property damage insurance shall include full replacement cost coverage and the amount shall satisfy any coinsurance requirements under the applicable policy. Tenant's insurance shall be primary, and any insurance maintained by Landlord or any other additional insureds shall be excess and noncontributory. Any policy or policies of insurance shall be in a form customarily used in Illinois. No policy of insurance required under this Lease shall have a deductible in excess of Five Thousand and No/100 Dollars ($5,000.00). Tenant shall furnish to Landlord certificates of insurance and other evidence satisfactory to Landlord of the maintenance of all insurance coverages required under this Lease at least 10 days before the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least 30 days before each renewal of the insurance. Tenant shall obtain a written obligation from each insurance company to notify Landlord at least 30 days before cancellation or a material change of any insurance policy. If Tenant fails to comply with the insurance requirements under this Lease or to deliver to Landlord the required certificates or evidence of coverage, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain the insurance, and Tenant shall pay to Landlord on demand the premiums for the insurance, plus an administrative fee of 15% of the premiums.

b. **Waiver of Subrogation**. The parties mutually waive all rights and claims against each other for all Losses covered by their respective insurance policies, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed so that the waivers of subrogation shall not affect their respective rights to recover under the policies. In addition, Tenant waives all claims against Landlord for any Loss caused by a terrorist act.

c. **Indemnity**. Subject to Section 13(b), except for Losses resulting from Landlord's negligence or willful misconduct, Tenant shall indemnify and defend Landlord and its representatives and agents from and against all losses (including reasonable attorneys' fees) arising from any Loss caused by the negligence or willful misconduct of any Tenant Party or occurring on the Premises or arising out of the installation, operation, maintenance, repair, or removal of any of Tenant's Off-Premises Equipment. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished, or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required under this Lease, the indemnifying party agrees to defend the indemnified party in the proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

14. **Subordination; Attornment; Notice to Landlord's Mortgagee**.

a. **Subordination**. This Lease shall be subordinate to any Mortgage or any Primary Lease that now or subsequently covers all or any part of the Premises. The provisions of this Section shall be self-operative, and no further instrument of subordination is required. If, however, a Landlord's Mortgagee requires confirmation of the subordination, Tenant shall execute and return to Landlord (or a party designated by Landlord) within 10 days after written request, the documentation, in recordable form if required, that a Landlord's Mortgagee requests to evidence the subordination of this Lease to that Landlord's Mortgagee's Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by notifying Tenant in writing. If a Landlord's Mortgagee requires confirmation of the subordination, Tenant shall execute and return to Landlord (or a party designated by Landlord) within 10 days after written request, the documentation, in recordable form if required, that a Landlord's Mortgagee requests to evidence the subordination of its Mortgage or Primary Lease to this Lease.

b. **Attornment**. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon that party's request, and shall execute agreements confirming the attornment as that party reasonably requests.

c. **Notice to Landlord's Mortgagee**. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations under this Lease.

d. **Landlord's Mortgagee's Protection Provisions**. If a Landlord's Mortgagee succeeds to the interest of Landlord under this Lease, that Landlord's Mortgagee shall not be: (i) liable for any act or omission of any prior lessor (including Landlord); (ii) bound by any Rent paid for more than the current month to any prior lessor (including Landlord); (iii) bound by any security or advance rental deposit not delivered or paid over to it; (iv) bound by any termination, amendment, or modification of this Lease made without its written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without the Landlord's Mortgagee's consent pursuant to the terms of the loan documents between Landlord and the Landlord's Mortgagee; or (v) subject to any defenses or offsets that Tenant might have against any prior lessor (including Landlord). The Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require a Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth in this Lease shall not be impaired on account of any modification of the documents evidencing and securing any loan.

15. **Rules and Regulations**. Tenant shall comply with the rules and regulations of the Project attached to this Lease as Exhibit A. Landlord may, from time to time, change or

supplement the rules and regulations with other reasonable rules relating to the Project or the promotion of safety, care, cleanliness, or good order in the Project, provided that Landlord enforces them in a non-discriminatory manner. Tenant is responsible for the compliance with the rules and regulations by each Tenant Party. Nothing in this Lease shall be construed to give Tenant or any other party any claim against Landlord arising out of the violation of the rules by any other tenant, occupant, or visitor of the Project, or out of the enforcement, modification, or waiver of the rules by Landlord in any particular instance.

16. **Condemnation**.

a. **Total Taking**. If a Taking of the entire Building or Premises occurs, this Lease shall terminate as of the date of the Taking.

b. **Partial Taking - Tenant's Rights**. If any part of the Building becomes subject to a Taking so as to prevent Tenant permanently from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before the Taking, then Tenant may terminate this Lease as of the date of the Taking by giving written notice to Landlord within 30 days after the Taking, and Rent shall be apportioned as of the date of the Taking. If Tenant does not terminate this Lease, and Landlord does not terminate this Lease pursuant to Section 16(c), then Rent shall abate on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

c. **Partial Taking - Landlord's Rights**. If any part of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice to Tenant within 30 days after the Taking, and Rent shall be apportioned as of the date of the Taking. If Landlord does not terminate this Lease, and Tenant does not terminate this Lease pursuant to Section 16(b), then Rent shall abate on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

d. **Temporary Taking**. If all or any part of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions, and covenants of this Lease, including the payment of Rent. If any temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to the Taking, at Tenant's sole cost and expense, and Landlord will assign the portion of the award attributable to that restoration.

e. **Award**. If any Taking occurs, then Landlord shall receive the entire award or other compensation in connection with the Taking, and Tenant assigns to Landlord any interest in the award for the value of Tenant's unexpired leasehold estate or any other claim and waives any right to participate in the award, except that Tenant may file a separate claim for moving expenses and any taking of Tenant's personal property, provided the award is separately payable to Tenant and does not diminish the award available to Landlord or any Landlord Mortgagee.

17. **Fire or Other Casualty**.

a. **Notice**. Tenant shall immediately notify Landlord if the Premises or the Building are damaged by fire or other casualty.

b. **Tenant' Rights**. If the Premises is damaged by casualty to the extent that Tenant cannot conduct its business in the Premises in a manner reasonably comparable to that conducted immediately before the casualty, and Landlord estimates that the damage cannot be repaired within 270 days after the commencement of repairs, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after Landlord notifies Tenant that the repairs will take longer than 270 days to complete.

c. **Landlord' Rights**. If a casualty damages the Premises or a material portion of the Building and (i) Landlord estimates that the damage cannot be repaired within 270 days after the commencement of repairs (ii) the damage exceeds 50% of the replacement cost as estimated by Landlord, and occurs during the last 2 years of the Term; (iii) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord's insurance policies or Landlord makes a good faith determination that restoring the Building would be uneconomical; or (iv) Landlord is required to pay any insurance proceeds arising out of the casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 90 days after Landlord receives notice of the casualty from Tenant.

d. **Repair Obligation**. If neither party elects to terminate this Lease following a casualty, then Landlord shall, within a reasonable time after the casualty, restore the Premises to substantially the same condition as they existed immediately before the casualty. Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly repaired and restored by Tenant at Tenant' sole cost and expense) or any furniture, equipment, trade fixtures, or personal property of Tenant or others in the Premises or the Building, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the casualty in question. If this Lease is terminated under the provisions of this Section 17, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements, and betterments in the Premises (and, if Tenant has failed to maintain insurance on those items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on those items as required by this Lease).

e. **Waiver of Statutory Provisions**. The provisions of this Lease, including this Section 17, constitute an express agreement between Landlord and Tenant with respect to all damage to, or destruction of, all or any part of the Premises or the Building and any statute or regulation of the State of Illinois with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or subsequently in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

f. **Abatement of Rent**. If the Premises are damaged by casualty, Rent for the portion of the Premises rendered untenantable by the damage shall abate on a reasonable basis from the date of damage until the completion of Landlord's repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused the damage, in which case, Tenant shall continue to pay Rent without abatement.

18. **Personal Property Taxes**. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay them, or if the assessed value of Landlord's property is increased by inclusion of the personal property, furniture, or fixtures and Landlord elects to pay the taxes based on the increase, then Tenant shall pay to Landlord, within 30 days after Landlord delivers written notice to Tenant, the part of the taxes for which Tenant is primarily liable. If, however, Tenant notifies Landlord in writing that it will contest the validity or amount of the taxes before Landlord makes the payment, and then diligently proceeds with the contest in accordance with Law, and if the non-payment of the taxes does not pose a threat of loss or seizure of the Project or interest of Landlord in the Project or impose any fee or penalty against Landlord, then Landlord will not pay that amount during the contest.

19. **Remedies**. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord under this Lease, at law, or in equity, take any one or more of the following actions, without notice or demand:

a. **Termination of Lease**. Terminate this Lease by giving Tenant written notice of termination, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant and its property. If Landlord terminates the Lease, Tenant shall pay to Landlord the sum of (i) all Rent accrued under this Lease through the date of termination, (ii) all Costs of Reletting, and (iii) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by *The Wall Street Journal*, Midwest Edition, in its listing of "Money Rates" minus 1%, minus (B) the then present fair rental value of the Premises for that period, similarly discounted;

b. **Termination of Possession**. Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice to Tenant, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant and its property. If Landlord terminates Tenant's right to possess the Premises, Tenant shall pay to Landlord (i) all Rent and other amounts accrued under this Lease to the date of termination of possession, (ii) all Costs of Reletting, and (iii) all Rent and other net sums required to be paid by Tenant during the remainder of the Term, diminished by any net sums Landlord receives through

reletting the Premises. If Landlord elects to proceed under this Section 19(b), Landlord may remove all of Tenant's property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises), but Landlord shall not be obligated to relet the Premises before leasing other space in the Project, and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless that tenant meets all of Landlord's leasing criteria. Landlord shall not be liable for, nor shall Tenant's obligations under this Lease be diminished because of, Landlord's failure to relet the Premises. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due under this Lease. Reentry by Landlord in the Premises shall not affect Tenant's obligations under this Lease for the unexpired Term, and Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a);

c. **Perform Acts on Behalf of Tenant**. Landlord may perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises to do so if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages, and Tenant shall reimburse Landlord on demand for all expenses that Landlord incurs in effecting compliance with Tenant's obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest at the Default Rate.

20. **Waiver**. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding the Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained in this Lease shall waive Landlord's rights regarding any future violation of that term. Landlord's acceptance of any partial payment of Rent shall not waive Landlords rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection with the payment of Rent. Accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

21. **Cumulative Remedies**. All remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall indemnify and defend Landlord, Landlord's Mortgagee, and their respective representatives and agents against all losses (including reasonable attorneys' fees) arising from Tenant's failure to perform its obligations under this Lease.

22. **Landlord's Lien**. In addition to any statutory landlord's lien now or subsequently enacted, Tenant grants to Landlord, to secure performance of Tenant's obligations under this Lease, a security interest in all of the Collateral, and the Collateral shall not be removed from the Premises or the Project without the prior written consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the UCC. To the extent the UCC requires Landlord to give to Tenant notice of any act or event and notice cannot be validly waived before a default occurs, then 5 days prior written notice shall be reasonable notice of the act or event. To perfect the security interest, Landlord may file any financing statement or other instrument at Tenant's expense at the state and county UCC filing offices. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord's security interest under this Section 22, which power is coupled with an interest and is irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Within 10 days following written request from Landlord, Tenant shall execute financing statements to be filed of record to perfect Landlord's security interest in the Collateral.

23. **Surrender of Premises**. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean (reasonable wear and tear and condemnation and casualty damage not caused by Tenant excepted) and shall deliver to Landlord all keys to the Premises. If Tenant has performed all of its obligations under this Lease, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any item for which Landlord paid, in whole or in part, or any wiring or cabling unless Landlord requires its removal. Additionally, at Landlord's option, Tenant shall remove the alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant's Off-Premises Equipment) that Landlord requests, except for those that Landlord specifically agreed in writing at the time of the construction of the improvement or addition that Tenant would not need to remove. Tenant shall repair: (i) all damage caused by the removal of its trade fixtures, personal property, equipment and furniture; and (ii) if requested by Landlord, any alterations and improvements made by the Tenant so as to restore the Premises to its original condition. All items that Tenant fails to remove shall, at Landlord's option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for the items. Any disposition of those items shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted under Section 22. The provisions of this Section 23 shall survive the end of the Term.

24. **Holding Over**. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for Tenant's holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to Two Hundred Percent of the Basic Rent payable during the last month

of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. The provisions of this Section 24 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease, at law, or in equity. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord, Tenant shall indemnify and defend Landlord against all losses (including reasonable attorneys' fees) resulting from that failure, including any claims made by any succeeding tenant founded upon Tenant's failure to surrender the Premises, and any lost profits to Landlord resulting from Tenant's failure to surrender the Premises.

25. **Certain Rights Reserved by Landlord**. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

a. **Building Operations**. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project; to enter upon the Premises (after giving Tenant reasonable notice, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building.

b. **Security**. To take measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under reasonable regulations as Landlord may prescribe from time to time.

c. **Prospective Purchasers, Lenders, and Tenants**. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders and, at any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

26. **Substitution Space**. Intentionally Deleted.

27. **Environmental Requirements**.

a. **Prohibition against Hazardous Materials**. Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes in accordance with all Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project. Tenant, at its sole cost and expense, shall operate its business in the

Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation it receives relating to the Premises or the Project of any Environmental Requirement.

b. **Environmental Requirements**. For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the "owner" and "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced from those items.

c. **Removal of Hazardous Materials**. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of, or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform the work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Premises terminates or expires. If Tenant fails to perform the work within the time period specified by Landlord or before Tenant's right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or in equity (including an action to compel Tenant to perform the work), perform the work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing the work within 10 days after Landlord's request. All work that Landlord performs is on behalf of Tenant, and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees to not enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of Landlord.

d. **Tenant's Indemnity**. Tenant shall indemnify and defend Landlord against all losses (including diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys' fees, consultant fees or expert fees and including removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section 27, regardless of whether removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 27 by a Tenant Party regardless of whether Tenant had knowledge of the noncompliance. The obligations of Tenant under this Section 27 shall survive any expiration or termination of this Lease.

e. **Inspections and Tests**. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Section 27, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Landlord's inspections and tests shall be conducted at Landlord's expense, unless they reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of the inspection and tests upon demand. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Within 5 days after Tenant receives any documents or correspondence from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project, Tenant shall deliver a copy to Landlord.

f. **Tenant's Financial Assurance in the Event of a Breach**. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 27 that is not cured within 30 days following notice to Tenant of the breach, require Tenant to provide financial assurance (such as insurance, escrow of funds, or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 27 are in addition to and not in lieu of any other provision in this Lease. Tenant's obligations under this Section 27 shall also apply to the areas where Tenant's Off-Premises Equipment is located.

28. **Parking**. Tenant shall have the non-exclusive right, in common with other occupants of the Building, to use those parking spaces associated with the Building as are allocated to Tenant by Landlord. Landlord shall use its reasonable discretion in allocating parking spaces to the occupants of the Building, taking into consideration all factors Landlord deems relevant, including the density and type of use conducted by the occupants of the Building in their respective premises. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags, or other means as appropriate.

29. **Miscellaneous**.

a. **Landlord Transfer**. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall be released from any further obligations under this Lease.

b. **Landlord's Liability**. The liability of Landlord (and its partners, officers, directors, shareholders, and members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages for the default and shall be

recoverable only from the interest of Landlord in the Building, and none of Landlord or its partners, officers, directors, shareholders, or members) shall be personally liable for any deficiency.

c. **Force Majeure**. Other than for Tenant's obligations under this Lease that can be performed by the payment of money, whenever a period of time is prescribed for action to be taken by either party, that party shall not be liable or responsible for, and there shall be excluded from the computation of the applicable period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind that are beyond the reasonable control of that party.

d. **Brokerage**. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease. Tenant and Landlord each indemnify the other against all losses for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

e. **Estoppel Certificates**. From time to time, Tenant shall, within 10 days after receipt of a written request from Landlord, execute and deliver to any party designated by Landlord a certificate signed by Tenant confirming and containing the factual certifications and representations as to this Lease that Landlord, a Landlord's Mortgagee, or a prospective purchaser or mortgagee may reasonably request. If Tenant fails to execute and deliver the certificate within the 10 day period, Tenant shall be deemed to have agreed with the matters set forth in the certificate, and Landlord acting in good faith, shall be authorized as Tenant's attorney-in-fact to execute the statement on behalf of Tenant (which shall not be in limitation of Landlord's other remedies for Tenant's failure to execute and deliver the certificate).

f. **Notices**. All notices and other communications given pursuant to this Lease shall be in writing, addressed to the parties at the address specified in the Basic Lease Information, and sent either by (i) first class, United States Mail, postage prepaid, certified, with return receipt requested; (ii) hand delivery; (iii) nationally recognized overnight courier service; or (iv) facsimile transmission during normal business hours. All notices shall be effective upon delivery to the address of the addressee. The parties may change their addresses by giving notice to the other in conformity with this provision.

g. **Separability**. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law.

h. **Amendments; Binding Effect**. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless that waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties to this Lease, and upon their

respective permitted successors in interest and legal representatives, except as otherwise expressly provided in this Lease. This Lease is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary of the terms of this Lease.

i. **Quiet Enjoyment**. Provided Tenant has performed all of its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

j. **No Merger**. There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Premises if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the Premises or any interest in the fee estate.

k. **No Offer**. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

l. **Entire Agreement**. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter of this Lease and supersedes all oral statements and prior writings relating to the terms of this Lease. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant under this Lease. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments to this Lease.

m. **Waiver of Jury Trial**. **TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS LEASE OR THE TRANSACTIONS RELATED TO THIS LEASE.**

n. **Governing Law**. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

o. **Recording**. Tenant shall not record this Lease or any memorandum of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any instrument of record that was recorded without the prior written consent of Landlord.

p. **Joint and Several Liability**. If Tenant is comprised of more than one party, each party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant under this Lease not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

q. **Financial Reports**. **INTENTIONALLY DELETED.**

r. **Landlord's Fees**. Whenever Tenant requests Landlord to take any action not required of it under this Lease or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys', engineers', or architects' fees, within 30 days after Landlord's delivery to Tenant of a statement of those costs. Tenant will be obligated to pay Landlord without regard to whether Landlord consents to any proposed action.

s. **Attorneys' Fees**. Tenant agrees to reimburse the Landlord for all costs and expenses, including reasonable attorneys' fees, incurred by the Landlord in connection with or relating to the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the Tenant.

t. **Telecommunications**. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications services, including voice, video, data, internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission services for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent. All providers of telecommunications services shall be required to comply with the rules and regulations of the Project, applicable Laws, and Landlord's policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any telecommunications services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation, or maintenance of telecommunications services or any related equipment or facilities. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all telecommunications services.

u. **Confidentiality**. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

v. **Authority**. Tenant and Landlord each represents and warrants to the other that it is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that it has full right and authority to execute and deliver this Lease, and that each person signing on behalf of it is authorized to do so.

w. **Security Service**. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any security services with respect to the Premises or Tenant's Off-Premises Equipment, and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to,

any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant's Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant's Off-Premises Equipment.

x. **Disclaimer of Warranties**. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT UNDER THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS UNDER THIS LEASE, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS UNDER THIS LEASE, WHETHER EXPRESS OR IMPLIED.

30. **Guaranty**. As additional consideration for Landlord to enter into this Lease, Tenant shall cause Guarantor to execute a guaranty of this Lease in the form attached to this Lease as Exhibit B, and Tenant shall deliver the guaranty to Landlord concurrently with Tenant's execution and delivery of this Lease.

Signed:

LANDLORD: **3455-85 Commercial, LLC**

By: [signature]

TENANT: **Pools Press, Inc.**

By: [signature]
President
4/25/2011

APPENDIX A

DEFINITIONS

1. "**Affiliate**" means, with respect to any person or entity, any other person or entity directly or indirectly Controlling, Controlled by or under common Control with that person or entity and shall include, with respect to any so-called "Illinois land trustee" that is at any time the Landlord or Tenant under this Lease, the land trustee's beneficiary and all persons or entities having the power of direction under the land trust.

2. "**Building's Structure**" means the Building's exterior walls, roof, footings, foundations, structural portions of load-bearing walls, structural floors and sub floors, and structural columns and beams.

3. "**Building's Systems**" means the Building's HVAC, life-safety, plumbing, electrical, mechanical, and other systems.

4. "**Collateral**" means all of Tenant's property, including, Tenant's Off-Premises Equipment, situated in, or upon, or used in connection with the Premises or the Project, and all proceeds of that property (except merchandise sold in the ordinary course of business).

5. "**Complex**" means the industrial park complex of which the Project is a part.

6. "**Control", "Controlling", "Controlled**" means the power to direct the management and policies of Tenant, directly or indirectly, whether through the ownership of voting shares or other beneficial interests, by contract, or otherwise.

7. "**Cost Statement**" means, for each calendar year, the statement of Operating Costs, Insurance Costs, and Taxes for the previous year.

8. "**Costs of Reletting**" means all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including reasonable legal fees, brokerage commissions, the cost of alterations, and the value of other concessions or allowances granted to a new tenant.

9. "**Default Rate**" means the lesser of 12% per annum and the maximum lawful rate of interest.

10. "**Disabilities Acts**" means Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under those laws, as amended from time to time.

11. "**Environmental Requirements**" means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water

Act; the Toxic Substances Control Act, and all state and local counterparts to those acts, and any common or civil law obligations including nuisance or trespass.

12. "**Event of Default**" means any of the following occurrences:

a. **Payment Default**. Tenant's failure to pay Rent within five days after it is due;

b. **Abandonment**. Tenant abandons or vacates the Premises or any substantial portion of the Premise or fails to continuously operate its business in the Premises;

c. **Transfer**. A Transfer other than a Permitted Transfer without Landlord's prior written consent;

d. **Insurance**. Tenant fails to procure, maintain, and deliver to Landlord evidence of the insurance policies and coverages as required under Section 12(a);

e. **Mechanic's Liens**. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of any Tenant Party, within the time and in the manner required by Section 8(d);

f. **Other Defaults**. Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease for a period of more than 30 days after Landlord has delivered to Tenant written notice of the failure; and

g. **Insolvency**. The filing of a petition by or against Tenant or Guarantor that is not dismissed within 90 days after filing (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant's or Guarantor's property or for Tenant's interest in this Lease; (iv) for the reorganization or modification of Tenant's or Guarantor's capital structure; or (v) in any assignment for the benefit of creditors proceeding.

13. "**Guarantor**" means Derycz Scientific, Inc.

14. "**Hazardous Materials**" means any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, biohazard materials, mold, or mildew, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material).

15. "**Insurance Costs**" means the cost of the property and liability insurance carried by Landlord from time to time with respect to the Building (including other improvements and Landlord's personal property used in connection with the Building), which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake, and rent loss insurance) and comprehensive

general public liability insurance and excess liability insurance, in the amounts and containing the terms as Landlord deems necessary or desirable.

16. "**Landlord's Mortgagee**" means the mortgagee or beneficiary, as the case may be, under any Mortgage or the lessor under any Primary Lease.

17. "**Laws**" means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting the Project.

18. "**Loss**" means any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property, or any inconvenience.

19. "**Mortgage**" means any deed of trust, mortgage, or other security instrument.

20. "**Operating Costs**" means all expenses and disbursements that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (b) the cost of all utilities for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (c) repairs, replacements, and general maintenance of the Project including paving and parking areas, roads, roof repairs, alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, dock doors, drains and sump pumps; (d) service, maintenance, and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, and security of the Project (including alarm service, window cleaning, and elevator maintenance); (e) costs of professional services rendered for the general benefit of the Project; (f) the cost of any insurance deductibles for insurance required to be maintained by Landlord; and (g) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made to comply with any Law promulgated after the date of this Lease or any new interpretations of any Law rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion. If the Project is part of a Complex, Operating Costs, Taxes, and Insurance Costs for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord. Operating Costs shall not include costs for (i) capital improvements made to the Project, other than capital improvements described above and except for items that are generally considered maintenance and repair items; (ii) repair, replacements, and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization, or other payments on loans to

Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes) (vii) Taxes; (viii) Insurance Costs; and (ix) renovating or otherwise improving space for occupants of the Project or vacant space in the Project.

21. "**Permitted Transfers**" means a Transfer of all or part of Tenant's interest in the Lease or the Premises to the following types of entities:

a. an Affiliate of Tenant;

b. any corporation, limited partnership, limited liability partnership, limited liability company, or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant's obligations under this Lease are assumed by the entity surviving the merger or created by the consolidation and the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of this Lease; or

c. any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets if such entity's Tangible Net Worth after the acquisition is not less than the Tangible Net Worth of Tenant as of the date of this Lease.

In addition, it shall be a Permitted Transfer if the Tenant desires to enter into any sublease for a portion of the Premises with the current tenant, LWG Consulting, Inc. who is occupying the premises adjacent to the Tenant's Premises in the Building.

22. "**Primary Lease**" means any ground lease, master lease, or primary lease.

23. "**Taking**" means, with respect to all or part of the Premises or the Building, the taking by power of eminent domain or condemnation by a competent authority or by conveyance in lieu of condemnation for public or quasi-public use.

24. "**Taxes**" means taxes, assessments, and governmental charges or fees whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or subsequently attributable to the Project (or its operation), excluding, however, penalties and interest and federal and state taxes on income (if the present method of taxation changes so that instead of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received for the Project or a franchise tax, assessment, or charge based, in whole or in part, upon the rents for the Project, then all the taxes, assessments, or charges based on those rents, shall be deemed to be included within the term "Taxes"). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project.

25. "**Tenant's Off-Premises Equipment**" means any of Tenant's equipment or other property that is located on or about the Project (other than inside the Premises).

26. "**Tenant Party**" means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests, and invitees.

27. "**Transfer**" means (a) an assignment, transfer, or encumbrance of the Lease or any estate or interest in the Lease, whether directly or by operation of law, (b) any merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, the transfer of an ownership interest in Tenant so as to result in a change in the current Control of Tenant, (d) a sublet (or extension, renewal, or modification of any sublease) of any portion of the Premises, (e) the granting of any license, concession, or other right of occupancy of any portion of the Premises, or (f) the use of the Premises by any parties other than Tenant.

EXHIBIT A

PROJECT RULES AND REGULATIONS

The following rules and regulations govern the Premises, the Building, the parking areas, and the appurtenances:

1. Tenants shall not obstruct sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas or use them for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing (including outside drains and sump pumps), fixtures, and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or deposited into them. If a tenant or its agents, employees, or invitees damage any fixtures or appliances from misuse, the tenant shall paid to repair it.

3. No signs, advertisements, or notices shall be painted or affixed on or to any windows or doors or other part of the Building visible from the exterior of the Premises without the prior written consent of Landlord. Except as consented to in writing by Landlord or in accordance with Tenant's building standard improvements, no draperies, curtains, blinds, shades, screens, or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors, or windows that appear unsightly from outside the Premises.

4. Tenant, at its expense, shall be responsible for providing all door locks in the Premises and shall provide to Landlord, at Tenant's expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas within the Premises.

5. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord, which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

6. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant's leased premises. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

7. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them. Tenant shall not introduce, disturb or release asbestos or PCB's into or from the Premises.

8. Tenant shall not keep in the Building any flammable or explosive fluid or substance. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises without the prior written consent of Landlord. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

9. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

10. Tenant shall not conduct any activity on or about the Premises or Building, which will draw pickets, demonstrators, or the like.

11. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot." Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

12. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

13. Tenant shall not permit storage outside the Premises, including outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

14. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises.

15. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

16. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.